Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
(Media) Kris Sundberg 405.841.4225
(Media) Shane Boyd 405.858.5956
(Investors) Alan McIntyre 405.841.8178


            Fleming Intensifies Focus On Growth Areas;
Company Explores Alternatives For Its Conventional Supermarket Chains

Oklahoma City, April 25, 2000 - Fleming (NYSE: FLM) today announced the company has engaged Morgan Stanley Dean Witter to assist in exploring strategic alternatives for Fleming's conventional supermarket chains, including the potential sale of these operations. The company intends to focus greater management and financial resources on Fleming's growth areas, including value retailing.

"The conventional supermarket segment offers local-market growth potential for independents and national growth potential for consolidators, and these are all strong operations," said Fleming CEO and Chairman Mark Hansen. "But the middle ground potential does not meet our aggressive targets for share-holder value, and the company-owned conventional supermarket format does not fit our growth strategy."

"We are focusing our financial and management resources on Fleming's very best growth prospects and continued improvement of our cost structure. This allows Fleming to strengthen its value proposition and service to the independent retailers, chain retailers, e-tailers and other customers of our distribution segment. It also enhances our opportunities to accelerate our growth commitment to value retailing, including our Food4Less(registered mark) warehouse concept," said Hansen.

"The value retail format is distinct and consumers have demonstrated a demand for a deep price impact operation. We believe Fleming's distribution system is well suited to serve this format. Fleming can become a major player in a very short time, providing our shareholders with superior returns and growing our company to exciting levels in this retail area," said Hansen.

The 161 conventional supermarkets under evaluation include:

* Rainbow Foods(trademark), with 42 supermarkets, is a market share leader in the Minneapolis/St. Paul area.

* Baker's Supermarkets(trademark), with 16 stores, is the market share leader in the Omaha, Nebraska area.

* Sentry Foods(registerd mark), with 34 supermarkets, two drug stores and one liquor store, is second in market share in its area. (Note: 40 additional Sentry stores in Wisconsin are owned by independent operators and should not be confused with the Fleming-owned Sentry stores).

* ABCO Desert Market(registered mark), with 56 stores, has a solid presence in the Phoenix/Tucson areas.

* Thompson's Food Basket(registered mark), with 13 stores, has a significant presence in the Peoria, Illinois market and surrounding areas.

All other Fleming-owned stores operating a conventional supermarket format have already been divested or are in the process of divestiture.

"These high-volume retail operations have common characteristics of great operating histories, talented associates, strong market positions and high quality assets," said Hansen. "This group of stores offers excellent opportunities for continued success, investment and growth, which is great news for the chain's associates and shoppers. With the notable improvements our associates have made in these stores, this is the best time to review strategic options for these well-positioned conventional retail stores."

Earlier this year, the company announced it expects to achieve growth in adjusted earnings per share of at least 30% in 2000, or $1.46, compared to 1999 results. This announcement, including the potential sale of the conventional retail operations, does not change this expectation.

If Fleming elects to sell the company-owned conventional supermarket operations, proceeds from the sale could be used to:

* Accelerate growth in value retail store concepts, including the Food4Less warehouse concept.

* Grow distribution to food and non-food retailers through the company's increasingly efficient operations.

* Further develop Fleming's business-to-business e-commerce opportunities.

* Reduce bank debt, prepay public debt, or repurchase a portion of the company's common stock.

"We are emphasizing Fleming's seven core competencies to drive growth in three critically important emerging markets: distribution to traditional and new retailers, value retailing, and e-commerce, and we have established a position in all three," said Hansen.

Fleming's seven core competencies, which are being leveraged for growth, include:

* Case-pick distribution;

* Piece-pick distribution;

* Flow-through distribution;

* Procurement buying leverage;

* Retail services which offer our customers similar advantages that chain stores enjoy;

* Value-retail expertise which has significant growth potential in the retail food market; and

* Business-to-business e-commerce.

Fleming is an industry leader in distribution and has a growing presence in value retailing and business-to-business e-commerce. Fleming's primary business is buying and selling merchandise. Fleming serves some 3,000 supermarkets, supercenters, discount, convenience, limited assortment, drug, specialty and other businesses across the country.

This release includes statements that (a) predict or forecast future events or results, (b) depend on future events for their accuracy, or (c) embody projections and assumptions which may prove to have been inaccurate, including expectations for years 2000 and beyond. These projections, forward-looking statements and the company's business and prospects are subject to a number of factors which could cause actual results to differ materially, including: adverse effects of the changing industry environment and increased competition, sales declines and loss of customers, exposure to litigation and other contingent losses, failure to implement strategic initiatives according to plan or to achieve the expected results of such plan, failure of the company to achieve necessary cost savings, and negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments. These and other factors are described in the company's periodic reports available from the Securities and Exchange Commission.

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Morgan Stanley Dean Witter Contact:
Don Birchenough, 212.761.7257